LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Agreement”) is made as of the 1st day of April, 2008, by and among (i) RADCOM LTD. (the “Company”), Company No. 52004356, a company duly incorporated under the laws of the State of Israel, whose shares are traded on NASDAQ and TASE, having its principal place of business at 24 Roul Wallenberg Street Tel Aviv 69719, Israel, and (ii) the entities listed in Schedule I hereto (collectively, the “Lenders”), all of which shall be represented exclusively hereunder by Plenus Management (2004) Ltd. and Plenus Management III 2007 Ltd. (collectively, “Plenus Management”), private companies organized under the laws of the State of Israel, with offices located at 16 Abba Eben Blvd., Herzliya Pituach, Israel.

WITNESSETH:

WHEREAS, the Company wishes to borrow money from the Lenders on the terms and conditions set forth in this Agreement; and

WHEREAS, the Lenders are willing to lend money to the Company on the terms and conditions set forth in this Agreement.

NOW THEREFORE, the parties hereto hereby agree as follows:

1. Loan, Warrant and Security.

1.1 The Loan. Subject to the terms and conditions and on the basis of the representations and warranties set forth herein, the Lenders will lend to the Company, and the Company will borrow from the Lenders, an aggregate amount of two million, five hundred thousand dollars ($2,500,000) (the “Loan”) against the receipt of a U.S. dollar denominated note (the "Note"), substantially in the form attached hereto as Exhibit A.

1.2 Closing; Loan Disbursement. Subject to the terms and conditions contained herein, the Lenders shall provide the Company with the Loan, and the Company shall deliver the Note and grant and deliver the Warrants (as defined below) to the Lenders, at the closing of the transactions contemplated hereby (the “Closing”) which shall take place at the offices of Yossi Avraham, Arad & Co., Advocates, on the date on which all closing conditions set forth herein have been met or, to the extent possible, waived by the applicable party, but in any event not prior to the date which is at least two (2) Business Days (as defined below) following the date hereof and, unless agreed to otherwise in writing by the parties, not later than forty five (45) days following the date hereof (the “Closing Date”). For the avoidance of doubt, in the event that in spite of the Company's best commercially reasonable efforts to meet the closing conditions, forty five (45) days following the date hereof the Closing Date has not transpired and there has been no agreement by the parties to extend the Closing Date, then this Agreement shall be terminated.

The Loan shall be extended to the Company by means of wire transfer in accordance with wire instructions to be provided in writing to Plenus Management by the Company or, if no other instructions are given, to:

RADCOM LTD.
Account no. 610384317
Branch no. 610
Swift Code: POALILIT
Radcom LTD
Bank Hapoalim,
Hadar Yosef
28 Rozen Pinchas
Tel-Aviv 69512
Israel

The Company acknowledges that the Loan to be provided to the Company hereunder will be divided among the Lenders in accordance with their pro rata participation amounts in the Loan as set forth in Schedule I or as may otherwise be agreed among the Lenders.

1.3 Delivery of Documents.

1.3.1  On or prior to the Closing, the Company shall deliver to Plenus Management the following documents:

the duly executed Note;

(ii) a duly executed warrant, in the form of Exhibit B (the “Warrant”), in the name of the Lenders, for the purchase of Warrant Shares (as defined in the Warrant) in accordance with the terms of the Warrant;

(iii) (a) a Fixed Charge Agreement, in the form of Exhibit C1, and a Floating Charge Agreement, in the form of Exhibit C2 (the "Pledge Agreements"), duly signed by the Company, and (b) certificates issued by the applicable governmental agencies, reasonably satisfactory to Plenus Management, that the charges, liens, pledges and/or security interests pursuant to the Pledge Agreements have been perfected;

(iv) a true and correct copy of resolutions of the Company's Board of Directors, dated as of the date hereof, authorizing: (a) the Company to enter into this Agreement, the Warrant and the Pledge Agreements and all other agreements and documents attached or ancillary hereto or thereto (collectively, the "Company Transaction Documents"), (b) the consummation by the Company of the transactions contemplated in the Company Transaction Documents, including, inter alia, the issuance and delivery of the Warrant to the Lenders at the Closing, the reservation of a sufficient number of Warrant Shares to be issued upon exercise of the Warrant and, subject to the approval of the SEC (as defined below), the registration of the Warrant Shares for trading on NASDAQ and TASE (as more fully set forth below), and (c) an officer of the Company to execute and deliver on behalf of the Company the Company Transaction Documents;

(v) (a) a Subsidiary Guaranty (the "Subsidiary Guaranty"), in the form of Exhibit D1 executed by each of Radcom Investments (1996) Ltd. and Radcom (UK) Ltd. and in the form of Exhibit D2 executed by Radcom Equipment, Inc. (each - a "Subsidiary", and collectively – the "Subsidiaries") (b) a Security Agreement, in the form of Exhibit D3 (the "Subsidiary Security Agreement"), duly signed by Radcom Equipment, Inc., (c) a Deposit Account Control Agreement, substantially in the form of Exhibit D4, duly signed by Radcom Equipment, Inc. and the bank(s) with which Radcom Equipment, Inc. maintains deposit accounts (the "Control Agreement, and together with the Subsidiary Guaranty, the Subsidiary Security Agreement and all other documents pertaining to the transactions contemplated hereby and thereby - the "Subsidiaries Transaction Documents" and, collectively with the Company Transaction Documents, the "Transaction Documents") and (d) an evidence reasonably satisfactory to Plenus Management that the charges pursuant to the Subsidiary Security Agreement have been perfected;

(vi) a true and correct copy of resolutions of the Board of Directors of each Subsidiary authorizing: (a) such Subsidiary to execute and deliver the respective Subsidiary Transaction Documents, and (b) an officer of such Subsidiary to execute and deliver such respective Subsidiary Transaction Documents;

(vii) copies of all waivers, notifications, consents and approvals required for the consummation of the transactions contemplated by the Transaction Documents;

(viii) a Management Rights Letter, in the form of Exhibit E, duly signed by the Company;

(ix) a legal opinion by counsel to the Company, in the form of Exhibit F;

(x) a joinder (the "Joinder"), in the form of Exhibit G, to that certain Share Purchase Agreement, dated December 19, 2007, duly executed by the Company and the other parties thereto solely with respect to the registration rights provided to the “Purchasers” thereunder;

(xi) a compliance certificate (the "Closing Compliance Certificate"), in the form of Exhibit H, duly executed by the Company's Chief Financial Officer (without any personal liability).

1.3.2. Closing Condition. Without derogating from the Company's obligation to timely furnish the Lenders with all of the documents set forth in Section 1.3.1, the obligations of the Lenders pursuant hereto shall be subject to receipt of all of such documents on or prior to the Closing Date, and the Lenders shall have the right to terminate this Agreement, without liability, by written notice to the Company should it transpire that the Company would fail to furnish all of the said documents by the date which is forty five (45) days following the date hereof.

1.4 Security. The Company agrees to secure the repayment of the principal amount of the Loan (the "Principal Amount") outstanding from time to time, any accrued and unpaid Interest (as defined below) and any other amount due to the Lenders hereunder or in connection herewith by (a) creating for the benefit of the Lenders, a first ranking fixed charge (as such term is defined in the Companies Ordinance [New-Version]-1983) on the Intellectual Property (as defined below) of the Company owned on the date hereof and/or throughout the term of this Agreement, and a first ranking floating charge (as such term is defined in the Companies Ordinance [New-Version]-1983) on the Company’s tangible and intangible assets and rights of any kind, whether contingent or absolute, including, but not limited to, the Company's technology and other Intellectual Property, as more fully set forth in the Pledge Agreements, (b) causing each Subsidiary to guarantee the fulfillment of the Company's obligations hereunder, as more fully set forth in the Subsidiary Guaranty, and (c) causing Radcom Equipment, Inc. to secure the Company’s obligations hereunder, as more fully set as more in the Subsidiary Security Agreement and the Control Agreement. The Company shall inform Plenus Management in writing of any additional registration of Intellectual Property, or application for such registration or renewal thereof, and shall take all such steps as shall be reasonably required in order to extend the charges created hereunder to such additional registration. From time to time Plenus Management may demand the execution and delivery of, and the Company shall execute and deliver, or cause the execution and delivery of, such additional documents as may be reasonably necessary to maintain or extend the charges created pursuant to the Pledge Agreements and the Subsidiary Security Agreement, including, without limitation, by creating additional security in favor of the Lenders on the assets of any Subsidiary or new subsidiary. For the avoidance of doubt, Plenus Management and the Lenders acknowledge that the right to realize the above charges and pledges is subject to the rights and privileges of the Office of the Chief Scientist of the Ministry of Industry and Trade (the “OCS”).

1.5 Termination of Security Interests. Upon repayment in full of the Principal Amount together with any accrued Interest thereon and any other amount due the Lenders under the Transaction Documents or in connection therewith, the Security Interests (as defined in Section 1.6) granted pursuant hereto shall terminate and be of no further force and effect. In such event, the Lenders shall, at the Company’s expense, promptly execute and deliver to Company such documents as the Company shall reasonably request to evidence or effect the termination of the Lenders' Security Interests.

1.6 Seniority. Other than with respect to fixed charges on assets of the Company or any subsidiary of the Company acquired by the Company or such subsidiary following the Closing Date, which charges are made in favor of the actual sellers or lessors of such assets, or in connection with purchase loans (including bank guarantees and letters of credit) made by the actual seller of such assets or a financial institution specifically financing such an acquisition or lease of assets (שסל"ן) or as otherwise provided by law, the Loan and all amounts accrued thereon, as well as all other amounts due to the Lenders pursuant to the Transaction Documents, shall rank senior to any other Security Interest on the assets and rights of the Company and the Company's subsidiaries, to any other indebtedness to banks, financial and lending institutions, creditors, shareholders and other parties, all to the extent permitted by applicable law.

For purposes of this Agreement, the term “Security Interest” shall mean any Lien (as defined below), assignment or other encumbrance over or in any person’s or entity’s property, and the term “Lien” shall mean any lien, pledge, encumbrance, security interests, charge, option, preemptive right or transfer or other similar restriction.

2. Payments.

2.1  Repayment of Principal Amount. Subject to the provisions of Section 2.5 below, the Principal Amount shall be due and payable in twenty four (24) consecutive, equal monthly installments of $104,166.66, commencing thirteen (13) months after the Closing Date and continuing on the same day of each of the following twenty three (23) months (and if such day is not a Business Day, then on the first Business Day thereafter), with the last installment becoming due and payable on the third (3rd) anniversary of the Closing Date.

For the purposes of this Agreement, “Business Day” shall mean each day on which at least two of the three biggest banking institutions in Israel are open for business.

2.2 Interest on Principal Amount. The Principal Amount outstanding from time to time shall bear interest (denominated in United States dollars and calculated on a 360 day year for the actual number of days elapsed and compounded annually) at an annual rate of ten percent (10%), until the date of repayment, plus value added tax (“VAT”), if applicable (together, the “Interest”). The accrued Interest shall be payable on the first Business Day of each calendar quarter, with respect to the preceding quarter (or part thereof), except in the case of early prepayment, in which case accrued Interest shall be due and payable on such date of early repayment, or for the Interest accrued during the quarter (or part thereof) in which the last installment of the Principal Amount is due and payable, which Interest shall be due and payable concurrently with such last repayment of the Principal Amount.

2.3 Interest on Late Payments. Without derogating from any rights or remedies afforded by law, any portion of the Principal Amount and/or Interest which is not paid by the Company on its due date as set forth above, shall bear an additional interest of 5% per annum from the due date and until actual payment, plus VAT, if applicable (together, the "Additional Interest"). The Additional Interest shall be compounded daily, except for Additional Interest charged as a result of the first two incidents of late payment, which shall be compounded daily only if such failures to timely pay are not remedied within the five (5) Business Days after the due date.

2.4 Bank Information. Unless and until otherwise notified by Plenus Management to the Company in writing, all payments payable by the Company to the Lenders hereunder shall be divided among the Lenders in the manner described below (and in Schedule I) and shall be made to the following accounts:

(i) 17% of each payment shall be made to the following bank account (Plenus II): Bank Leumi, 11 Galgaley Haplada st. Herzelia, Business Herzelia Branch 864 Plenus II, L.P. 233400/61 Swift code: LUMIILITTLV; and

(ii) the remaining 83% of each such payment shall be made to the following bank account (Plenus III): Bank Leumi, 11 Galgaley Haplada St. Herzelia, Business Herzelia Branch 864 Plenus II, L.P. 259400/19 Swift code: LUMIILITTLV

2.5 Prepayment. Notwithstanding anything to the contrary herein contained, the Company may prepay the Loan and any amounts owed to the Lenders under the Transaction Documents, at any time, without penalty or premium, provided that the Company gives Plenus Management at least ten (10) days prior written notice of its intention to prepay and specifying therein the date and the amount of such prepayment, and further provided that each such prepayment is in an amount of not less than the lesser of (a) $200,000, or (b) the sum of the outstanding Principal Amount plus any accrued and unpaid Interest and all other amounts due the Lenders under the Transaction Documents. Any prepaid amount of part of the outstanding Principal Amount shall also reduce proportionately the repayment amount of each future installment of the Principal Amount.

2.6 Set-off. The Lenders may set-off any obligation owed to them by the Company under the Transaction Documents against any obligation (whether or not due and payable) owed by the Lenders to the Company, regardless of the place of payment or currency of either obligation, upon giving the Company a written notice to this effect. If an obligation is not liquidated or is unascertained, the Lenders may set-off in an amount estimated by them in good faith to be the amount of that obligation, provided, however, that in case the actual amount owed by the Company transpires to be lower than the amount estimated by the Lenders, the Lenders shall refund the difference to the Company. If obligations are in different currencies, the Lenders may convert either obligation at a market rate of exchange in their usual course of business for the purpose of the set-off. The Lenders shall not be obliged to exercise any right given to them under this Section 2.6. The Company may not set-off any obligation owed to it by the Lenders against any obligation it owes to the Lenders under the Transaction Documents.

2.7 Lenders' Books as Evidence. The Lenders' books and accounts shall serve as prima facie evidence in all their particulars, including all references to the computation of the Principal Amount, Interest, Additional Interest, payments made and any other financial matter related hereto.

3. Acceleration.

For purposes of this Agreement, each of the following events shall be deemed an "Event of Acceleration":

(i) the Company fails to pay any sum due from it under any of the Transaction Documents at the time, in the currency and in the manner specified therein, or is otherwise in breach of any of the Transaction Documents, including, without limitation, the financial covenants referred to in Section 7.4 hereof, and, where such breach can be cured by the Company, such breach is not remedied within five (5) Business Days in case of non-payment, within ten (10) Business Days in case of another fundamental breach, or twenty one (21) Business Days in case of a non-fundamental breach; or

(ii) the Company admits or indicates its inability to pay its debts as they become due, consistently fails to pay its undisputed debts as they fall due, commences negotiations with its creditors with a view to a general readjustment or rescheduling or another arrangement regarding its indebtedness in general or makes a general assignment for the benefit of, or a composition with, its creditors; or

(iii) any indebtedness of the Company to a third party for borrowed money in the amount of more than $200,000 is not paid when due (or the Company is otherwise in default under any agreement with banks or financial institutions), other than as a result of legitimate disputes, "grace periods" provided by such lender or trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices; or

(iv) the adoption of a resolution by the Company to voluntarily liquidate; the filing by or against the Company of any petition in liquidation or any petition for relief under the provisions of applicable law for the relief of debtors; or the appointment of a special manager, liquidator or temporary liquidator, receiver or temporary receiver or trustee to take possession of any material assets of the Company; provided, however, that if such filing, or appointment were instigated without the Company's consent, it shall be deemed an Event of Acceleration only if not cancelled, removed or stayed within sixty (60) days; or

(v) any representation or statement made by the Company in any of the Transaction Documents, or in any other document, certificate or written statement delivered by it as part of the Transaction Documents, proves to have been incorrect or misleading in any material respect when made; provided, however, that with respect to (a) the representations contained in clauses (ii), (iv), (v), (ix), (x), (xi), (xiii) and (xiv) – (xvii) of Section 4 hereof this Event of Acceleration may only apply until the Company provides Plenus Management with audited, consolidated financial statements as at, and for the year ended on, December 31, 2007, including its balance sheet, statements of income, cash-flow and changes in shareholder equity for the period ended thereon, and (b) the representations contained in clauses (i), (iii), (vi) - (viii) and (xii) of Section 4 hereof this Event of Acceleration may only apply until the earlier of repayment in full of all amounts due the Lenders pursuant to the Transaction Documents or the third (3rd) anniversary of the Closing Date; or

(vi) any event or series of events occur(s) which, in the reasonable opinion of Plenus Management, may have a material adverse effect on the business, condition (financial or otherwise), or results of operations of the Company and the Subsidiaries (taken as a whole) or on the ability of the Company or the Subsidiaries to comply with any of their material obligations under any of the Transaction Documents ("Material Adverse Effect"). Provided, however, that none of the following shall be deemed a Material Adverse Effect: (a) changes in general economic or political conditions or financial credit or securities markets in general (including changes in interest or exchange rates) in any country or region in which any of the Company or the Subsidiaries conducts a material portion of its business, except to the extent such changes affect the Company and the Subsidiaries in a disproportionate manner as compared to other companies that compete with the Company or the Subsidiaries operating in any such country or region in industries in which the Company or the Subsidiaries operate or do business; (b) any events, circumstances, changes or effects that affect the industries in which the Company or the Subsidiaries operate, except to the extent such events, circumstances, changes or effects affect the Company and the Subsidiaries in a disproportionate manner as compared to other participants in the industry; (c) any changes in GAAP occurring after the date of this Agreement; (d) acts of war, armed hostilities or terrorism, or escalation or worsening thereof, that cause any damage or destruction to, or render physically unusable, any facility or property of the Company or any of the Subsidiaries or otherwise disrupt the business or operations of the Company or any of the Subsidiaries; (e) any action taken by the Company at the written request or with the written consent of Plenus Management; (f) any decline in the market price or decrease or increase in the trading volume of Company shares after the date of this Agreement; and (g) any failure to meet internal or published projections, forecasts, or revenue or earning predictions for any period after the date of this Agreement; and further provided that prior to declaring an Event of Acceleration under this clause (vi), if such Event of Acceleration can be cured, Plenus Management shall give the Company at least 5 Business Days prior written notice in which the Company may cure such Event of Acceleration; or

(vii) a breach by any Subsidiary of any of its respective Subsidiary Transaction Documents which, where the breach can be cured by such Subsidiary, is not remedied within (5) Business Days, in case of non-payment, ten (10) Business Days, in case of another fundamental breach, or twenty one (21) Business Days, in case of a non-fundamental breach.

Without derogating from the provisions contained herein, the Company shall promptly inform Plenus Management in writing of the occurrence of any Event of Acceleration as soon as it becomes aware of it. In addition, upon receipt of a written request to that effect from Plenus Management, the Company shall confirm to Plenus Management that, except as previously notified to Plenus Management, if notified, or as notified in such confirmation, if notified, no Event of Acceleration has occurred.

In the event that an Event of Acceleration described in paragraphs 3(i), 3(v), 3(vi) or 3(vii) has happened and is continuing following any cure period set forth in such provisions (if any), the Lenders may, by notice in writing sent to the Company, declare all amounts due to the Lenders on account of the Loan due and payable. In the event that an Event of Acceleration described in paragraphs 3(ii), 3(iii) or 3(iv) has happened and is continuing following any cure period set forth in such provisions (if any), all amounts due to the Lenders on account of the Loan shall become due and payable without notice.

Notwithstanding anything to the contrary contained herein, upon such amounts becoming due and payable as a result of any Event of Acceleration as aforesaid, the Company will forthwith pay to the Lenders all amounts due to the Lenders on account of the Loan, including VAT if applicable. Additional Interest shall accrue on any delinquent payment, in accordance with the provisions of Section 2.3 above.

4. Representations and Warranties of the Company.

The Company, being aware that the Lenders have agreed to enter into the Transaction Documents in reliance upon the representations and warranties contained in this Section 4, hereby represents and warrants to the Lenders (on its behalf and on behalf of the Subsidiaries) that, except as set forth on a Disclosure Schedule (the “Disclosure Schedule”) attached hereto as Schedule 4 or in the Company's SEC Reports (as defined below), as of the date hereof:

(i)  The Company is a company duly formed and validly existing under the laws of the State of Israel. The Subsidiaries are duly formed, validly existing and, where applicable, in good standing, under the laws of the states in which they were incorporated and the Company has no other subsidiaries. The Company’s current Memorandum of Association and Articles and Radcom Equipment Inc.'s Certificate of Incorporation and Bylaws are attached to the Disclosure Schedule as Annex 4(i). The Company and the Subsidiaries have full corporate power and authority to enter into and perform their obligations under the respective Transaction Documents, and all of such documents, upon their execution and delivery, constitute legally binding obligations of the Company or the Subsidiaries (as the case may be), enforceable against the Company and the Subsidiaries in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization moratorium, and other laws of general application affecting enforcement of creditors rights generally.

(ii)  The (i) Company's audited, consolidated financial statements as at, and for the year ended on, December 31, 2006, including its balance sheet, statements of income, cash-flow and changes in shareholder equity for the period ended thereon, and (ii) Company's unaudited, consolidated financial statements for the year ended on December 31, 2007, and its statements of income and cash-flow for such 12 month period, are attached to the Disclosure Schedule as Annex 4(ii) (the “Financial Statements”). The Financial Statements are true and correct in all material respects, were audited in the case of item (i) above by a recognized firm of independent certified public accountants, are in accordance with the books and records of the Company, have been prepared in accordance with U.S. generally accepted accounting principles consistently applied ("GAAP"), and accurately present in all material respects the consolidated financial position of the Company as of such dates and the results of its operations for the periods then ended. Since December 31, 2007, there has not been any material adverse change in the assets, liabilities, condition (financial or otherwise) or business of the Company, including, without limitation:

(a) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, conditions (financial or otherwise), operating results or business of the Company;

(b) any waiver by the Company of a valuable right or of a material debt owed to it;

(c) any satisfaction or discharge of any material Lien, material claim or material encumbrance or payment of any material obligation by the Company, except in the ordinary course of business;

(d) any material change or amendment to a material contract or material arrangement by which the Company is bound or to which any of its assets or properties subject;

(e) any loans made by the Company to its employees, officers or directors, other than travel advances and the like made in the ordinary course of business;

(f) any sale, transfer or lease of, except in the ordinary course of business, or mortgage or pledge or imposition of Lien on, any of the Company’s material assets; or

(g) any change in the accounting methods or accounting principles or practices employed by the Company.

(iii)  The execution and delivery of the respective Transaction Documents by the Company and the Subsidiaries and performance of the Company’s and the Subsidiaries' obligations thereunder have been duly and validly authorized by all necessary corporate action.

(iv)   The Company has filed all forms, reports, statements and other documents required to be filed with the Securities and Exchange Commission (“SEC”) for the three years preceding the date hereof and, to the extent not available on the SEC’s EDGAR system, has heretofore delivered to Plenus Management, in the form filed with the SEC during such period, together with any amendments thereto, all Annual Reports on Form 20-F (collectively, the “Company SEC Reports”). As of their respective filing or publication dates, the Company SEC Reports complied in all material respects with the requirements of the United States Securities Exchange Act of 1934 and the United States Securities Act of 1933, as amended, applicable to the Company. The Company SEC Reports did not, at the time they were filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(v)   (a) The Financial Statements reflect, in accordance with GAAP, all material taxation for which the Company was then liable or accountable in respect of or by reference to any income, sales, value added, profit, receipt, gain, transaction, agreement, distribution or event which was earned, accrued, received, or realized, entered into, paid or made on or before December 31, 2004, and the Company has promptly paid or provided in its books of account for all taxation for which it has become liable or accountable in the period from the date of its incorporation to the Closing Date, except for such omissions which would not reasonably be likely to have a Material Adverse Effect.

   (b) The Company has at all times and within the requisite time limits promptly, fully and accurately observed, performed and complied with all material obligations or conditions imposed on it under any legislation relating to taxation, except for such non compliance that, both individually and in the aggregate, would not have a Material Adverse Effect.

   (c) The Company is not aware of any circumstances which will or may, whether by lapse of time or the issue of any notice of assessment or otherwise, give rise to any dispute with any relevant taxation authority in relation to its liability or accountability for taxation, any claim made by it, any relief, deduction, or allowance afforded to it, or in relation to the status or character of the Company or any of its enterprises under or for the purpose of any provision of any legislation relating to taxation, except for such dispute or claim that, both individually and in the aggregate, are not likely to have a Material Adverse Effect.

(vi)  The Company has taken all corporate actions, and has procured all consents and approvals, necessary for the issuance of the Warrant; and the Warrant and the Warrant Shares when issued (provided that, with respect to the Warrant Shares, the Warrant was properly exercised in accordance with its terms), shall be duly authorized, validly issued, fully paid, nonassessable and shall not trigger any preemptive rights which have not been waived.

(vii)  Neither the execution nor the delivery of any of the Transaction Documents, nor the consummation of the transactions contemplated thereby, will contravene any agreement or negative pledge, or any law, rule, restriction or decree to which the Company or any Subsidiary is subject, and will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, order, writ, decree or contract or an event that results in the creation of any Lien upon any assets of the Company or any Subsidiary or the suspension, revocation, impairment, forfeiture, or non-renewal of any material permit, license, authorization, or approval applicable to the Company or any Subsidiary, its respective business or operations or any of its respective assets or properties except for, in each case, such contraventions, conflicts, defaults and the like that both individually and in the aggregate, are not likely to have a Material Adverse Effect.

(viii)  There is no order, writ, injunction or decree of any court, government or governmental agency that, if occurred after the Closing, would constitute an Event of Acceleration pursuant to clause (vi) of Section 3; nor is there any action, suit, proceeding or investigation pending or threatened against the Company or any Subsidiary that questions the validity of any of the Transaction Documents, or the right of the Company or any Subsidiary to execute and deliver any such document or to consummate the transactions contemplated thereby, or that may have, either individually or in the aggregate, a Material Adverse Effect; nor is the Company aware that there is any basis for the foregoing.

(ix)  There are no material claims, guarantees, royalty payments, payments to government entities or regulatory bodies, Security Interests, options or other rights outstanding with respect to any assets or securities of the Company or any Subsidiary, and neither the Company nor any Subsidiary has any outstanding loans or financial obligations to any third parties, including, but not limited to, any banking obligations, and any Liens, whether registered or not, on the Company’s or any Subsidiary's bank accounts or other assets of the Company or any Subsidiary.

(x)  (a) To the Company's best knowledge, the Company and the Subsidiaries own, free and clear of claims or rights of any other person, with full right to use, sell, license, sublicense, dispose of, and bring actions for infringement of, or have acquired or have licenses or other rights to use, all Intellectual Property (as defined below) used by them in the conduct of their business as presently conducted. A complete list of all patents, trademarks and key domain names registered by the Company or any Subsidiary in any jurisdiction as of the date hereof, and all applications for registration or renewal of such patents, trademarks and key domain names in any jurisdiction as of the date hereof, is set forth in the Disclosure Schedule.

   (b) To the Company's knowledge, the business of the Company and the Subsidiaries as presently conducted and the production, marketing, licensing, use and servicing of any products or services of the Company and the Subsidiaries do not infringe or conflict with any Intellectual Property. The Company and the Subsidiaries have not received written notice from any third party asserting that any Intellectual Property owned or licensed by the Company or the Subsidiaries, or which the Company or the Subsidiaries otherwise have the right to use, is invalid or unenforceable by the Company and the Subsidiaries and there is no reasonable basis for any such claim (whether or not pending or threatened).

  (c) The Company and the Subsidiaries have taken all steps determined by them to be reasonably required in order to establish and preserve their ownership in their owned Intellectual Property and to keep confidential all material technical information developed by, or belonging to, the Company and the Subsidiaries which has not been patented or copyrighted. To the Company's best knowledge, the Company and the Subsidiaries are not making any material unlawful use of any Intellectual Property of any other person, including, without limitation, any former employer of any past or present employees of the Company and the Subsidiaries. To the Company's best knowledge, neither the Company or the Subsidiaries nor any of their employees have any agreements or arrangements with former employers of such employees relating to any Intellectual Property of such employers, which materially interfere or conflict with the performance of such employee’s duties for the Company or the Subsidiaries or result in any former employers of such employees having any rights in, or claims on, the Intellectual Property of the Company or the Subsidiaries. Each current and former employee of the Company or the Subsidiaries has executed agreements regarding confidentiality, proprietary information and assignment of inventions and copyrights to the Company or the Subsidiaries, respectively, each independent contractor or consultant of the Company or the Subsidiaries having access to confidential information of the Company or the Subsidiaries has executed agreements regarding confidentiality and proprietary information, and the Company and the Subsidiaries have not received written notice that any employee, consultant or independent contractor is in violation of any agreement or in breach of any agreement or arrangement relating to proprietary information or assignment of inventions.

For purposes of this Agreement, “Intellectual Property” means patents, patent rights, patent applications, trademarks, trade names, service marks, brand names, logos and other trade designations (including unregistered names and marks), trademark and service mark registrations and applications, copyrights and copyright registrations and applications, inventions, protected formulae, formulations, processes, methods, trade secrets, computer software, computer programs and source codes, and similar technical information, engineering know-how, assembly number and test data drawings.

(xi)  The Company's capitalization on a fully diluted basis as of the date hereof is as set forth in the Disclosure Schedule. The outstanding shares of any class of the Company are duly and validly authorized and issued, fully paid and nonassessable, and were issued in accordance with applicable securities laws or pursuant to valid exemptions therefrom. There are no outstanding options, warrants, rights or agreements for the purchase or acquisition from the Company of any shares of its share capital. The Company is not a party or subject to any agreement or understanding and, to the Company's knowledge, there is no agreement or understanding between any persons and/or entities, which affects or relates to the voting rights or to the giving of written consents with respect to (1) any of the Company's securities, or (2) appointment or removal of a director of the Company.

(xii) No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental authority on the part of the Company or any Subsidiary is required in connection with the consummation of the transactions contemplated by the Transaction Documents, except as set forth in the Transaction Documents and compliance with applicable securities laws.

(xiii)  Each Material Agreement (as defined below) is in full force and effect, is not subject to rescission and, to the Company's knowledge, there are no existing circumstances which would reasonably be expected to materially modify the terms thereof. To the Company’s knowledge, no third party is in default under any Material Agreement. A list of the Material Agreements is set forth in the Disclosure Schedule. Neither the Company not any of the Subsidiaries is in breach of any obligation under any Material Agreement.

For the purposes of this Agreement, the term “Material Agreement” shall mean any agreement to which the Company or any Subsidiary is a party and which (i) was filed as an exhibit to the Company’s SEC Reports or (ii) is material to the Company's business taken as a whole, including instruments, leases, licenses, arrangements or undertakings of any nature, written or oral.

(xiv)  (a) The Company has delivered to Plenus Management full and complete copies of all employment agreements or management and consulting agreements currently in force for each of the three most highly paid individuals employed or hired by the Company.

    (b) The form(s) of contracts under which substantially all the officers, employees and consultants of the Company and the Subsidiaries at the date hereof, who have access to confidential information of the Company or the Subsidiaries, are engaged, include customary provisions relating to non-disclosure and non-competition.

  (c) There is not now or has been threatened any material labor dispute, strike, slow-down, picketing, work stoppage or other similar labor activity with respect to the employees of the Company and the Subsidiaries, taken as a group.

(xv)(a) No Interested Party (as such term in Hebrew ("בעל ענין") is defined in the Companies Law, 5759-1999) has any direct or indirect interest in any material asset used in or otherwise relating to the business of the Company or the Subsidiaries; (b) no Interested Party is indebted to the Company or any Subsidiary; (c) no Interested Party has entered into, or has had any direct or indirect financial interest in, any Material Agreement, material transaction or material business dealing with or involving the Company or any Subsidiary; (d) no Interested Party is competing, directly or indirectly, with the Company or any Subsidiary; and (e) no Interested Party has any material claim or right against the Company or any Subsidiary (other than rights to receive amounts not yet due with respect to compensation for services performed as an employee or director of the Company or any Subsidiary).

(xvi) No person has, or will have, as a result of any act or omission by the Company, or anyone acting on behalf of the Company, any right, interest or valid claim against the Company or the Lenders for any commission, fee or other compensation as a finder or broker or in any similar capacity in connection with the transactions contemplated by this Agreement. The Company will indemnify and hold the Lenders harmless from and against any claim or liability resulting from any party claiming any such commission or fee, if such claims shall be contrary to the foregoing statement.

(xvii) The representations and warranties made by the Company in this Section 4 do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

4A. Representations and Warranties of the Lenders.

Each of the Lenders, being aware that the Company has entered into the Transaction Documents in reliance upon the representations and warranties contained in this Section 4A, hereby represents and warrants to the Company as follows:

4A.1 The Transaction Documents to be executed by such Lender, when executed and delivered by such Lender on the date hereof or on the Closing Date, shall constitute the valid, binding and enforceable obligations of such Lender. The execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated thereby by such Lender will not conflict with, or result in a violation of, any of the terms, conditions and provisions of such Lender's governing instruments.

4A.2 The execution, delivery and performance of the obligations of such Lender hereunder have been duly authorized by all necessary corporate action, if such Lender is a corporate entity, and will not violate, together with the consummation of the transactions contemplated thereby, any provision of any instrument, judgment, order, writ, decree or contract to which it is party or by which it is bound, or any provision of law, rule or regulation applicable to such Lender which would prevent the execution by such Lender of the Transaction Documents or the performance of its obligations hereunder and the consummation of the transactions contemplated thereby.

 4A.3 No agent, broker, investment banker, person or firm acting in a similar capacity on behalf of or under the authority of such Lender is or will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, on account of any action taken by such Lender in connection with any of the transactions contemplated under the Transaction Documents. Such Lender will indemnify and hold the Company harmless from and against any claim or liability resulting from any party claiming any such commission or fee, if such claims shall be contrary to the foregoing statement.

4A.4 All Lenders are exclusively and irrevocably represented by Plenus Management for all intents and purposes under this Agreement and the other Transaction Documents, and the actions of Plenus Management shall be binding upon the Lenders, as confirmed in the Side Letter attached hereto as Exhibit I. The Company shall be entitled to fully rely on any instructions and actions by Plenus Management as if they were instructions of the Lenders.

4A.5 It is an experienced and knowledgeable lender and investor and is capable of evaluating the risks of its loan to the Company and of its investment in the Warrants. Such Lender is an “accredited investor” within the meaning of Rule 501 propagated under the Securities Act of 1933, as amended.

Nothing set forth in this Section 4A shall be deemed to detract from or otherwise prejudice the Lenders' reliance on the Company's representations and warranties set forth in Section 4 above.

5. Reporting and Notice Rights; Confidentiality.

5.1 Reporting and Notice Rights. Without derogating from the management rights contained in the Management Rights Letter, but subject to limitations, if any, under applicable law, the Company shall provide the Lenders (including by filing of such information on EDGAR) with all of the following information commencing from the Closing Date until the full repayment of the Loan and all amounts related thereto, and with the information set forth in clauses (i), (ii) and (v) below following such repayment and so long as the Lenders and/or their Permitted Transferees (as defined below) hold the Warrant or shares of the Company constituting at least 20% of the the Warrant Shares: (i) audited financial statements, within one-hundred and eighty (180) days after the end of each fiscal year (including an audited annual balance sheet of the Company as of the end of the fiscal year and the statement of income and cash flow of the Company for the fiscal year then ended), (ii) unaudited quarterly financial statements, within forty-five (45) days after the end of each of the first, second and third quarter, (iii) all board materials, at the same time that members of the Board of Directors of the Company receive them, (iv) such other data and information as the Lenders may reasonably request, provided such data and information are reasonably available, (v) in the event of a merger or consolidation of the Company, a sale of all or substantially all of the assets or shares of the Company or any other reorganization or restructuring of the Company having similar effects or a distribution of dividends, advanced written notice of at least seven (7) Business Days prior to the anticipated closing of such transaction or distribution, and (vi) advanced written notice of at least seven (7) Business Days prior to the anticipated date of any public offering of the Company’s securities pursuant to a registration statement filed with the Securities and Exchange Commission under the U.S. securities laws or pursuant to a registration statement filed with a similar authority under the securities laws of any other jurisdiction.

Furthermore, as long as the Company owes the Lenders any amount hereunder, the Lenders shall have, at reasonable times and upon reasonable notice, full access to all books and records of the Company and shall be entitled to inspect the properties of the Company and consult with management of the Company regarding the same, to the extent reasonably required or advisable for the purpose of monitoring compliance by the Company with its obligations under the Transaction Documents.

5.2 Confidentiality. The Lenders acknowledge that the data and the information obtained pursuant to the Transaction Documents or by the operation of any applicable law are confidential, and also acknowledge the prohibition on the use of material non-public information pursuant to applicable securities law, and agree that such data and information will not be disclosed, used or otherwise exploited for any other purpose, without the prior written consent of the Company; provided, however, that the Lenders may disclose any data and information: (i) in connection with reports to their shareholders, partners, and investors, but only to the extent so required and (ii) to their directors, officers and employees on a need to know basis; on the condition, in each such case, that the recipient of data or information shall be subject to the same obligations to which the Lenders are subject to with respect to such data and information pursuant hereto.

6. Deleted.

7. Covenants.

7.1 Authorizations, Approvals, Licenses and Consents. The Company shall comply with the terms of, and do all that is commercially reasonably necessary to maintain in full force and effect, all authorizations, approvals, licenses and consents required in, or by the laws and regulations of, the State of Israel or any other applicable jurisdiction to enable it and the Subsidiaries to lawfully enter into, and perform their obligations under, the Transaction Documents, and to ensure the legality, validity, enforceability or admissibility in evidence of all such documents.

7.2  Registration Rights.

(i) The Company shall prepare and file with the SEC as soon as commercially reasonable, but in any event not later than May 30, 2008 (the “Filing Deadline”), a registration statement (the 'Registration Statement") on Form F-3 (or, if Form F-3 is not then available to the Company, on such form of registration statement as is then available to effect a registration for resale of the Warrant Shares and any other securities issued or issuable with respect to any of the Warrant Shares) (collectively, the "Registrable Securities") covering the resale of the Registrable Securities. Subject to any SEC comments, such Registration Statement shall include the plan of distribution attached hereto as Exhibit J. Such Registration Statement also shall cover, to the extent allowable under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (including Rule 416), such indeterminate number of additional Ordinary Shares resulting from share splits, bonus shares (stock dividends) or similar transactions with respect to the Registrable Securities. The Registration Statement (and each amendment or supplement thereto, and each request for acceleration of effectiveness thereof) shall be provided to Plenus Management and its counsel prior to its filing or other submission.

(ii) The Company shall use commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable. The Company shall notify Plenus Management by facsimile or e-mail as promptly as practicable, and in any event, within twenty-four (24) hours, after any Registration Statement is declared effective and shall simultaneously provide Plenus Management with copies of any related Prospectus to be used in connection with the sale or other disposition of the securities covered thereby. The Company shall maintain the effectiveness of the Registration Statement until the earlier of (i) the sale of all of the Registrable Securities by the Lenders; (ii) such time as all of the Registrable Securities may be sold by the Lenders pursuant to Rule 144(k); or (iii) the fifth (5th) anniversary of the Closing Date.

(iii) If (A) a Registration Statement covering the Registrable Securities is not filed by the Filing Deadline, (B) such Registration Statement is not declared effective by the SEC prior to the later of (i) five (5) Business Days after the SEC shall have informed the Company that no review of the Registration Statement will be made or that the SEC has no further comments on the Registration Statement or (ii) the 180th day after the Closing Date or (C) after a Registration Statement has been declared effective by the SEC, sales cannot be made pursuant to such Registration Statement for any reason within the Company's control (including, without limitation, by reason of a stop order, or the Company’s failure to update the Registration Statement) (each, an “Event” and the date on which such Event occurs, the “Event Date”), then without diminishing the Company's obligation to cause the registration of the Registrable Securities as soon as practicable or the Lenders' right to seek injunctive relief, the Lenders shall be entitled to a payment in ordinary shares of the Company, based on the then Warrant Exercise Price (as therein defined), in the amount of $20,000 payable on the applicable Event Date and an additional payment of $7,000 for any additional month of delay.

7.3 Negative Covenants.

The Company will not, without prior written consent of Plenus Management:

(a) materially change the general nature of its business;

(b) make or maintain any loan, except for loans and other advances in the aggregate amount of up to $250,000 at any given time that are granted in the ordinary course of business. For the avoidance of doubt, the foregoing limitation shall not apply to loans and other advances between the Company and any of its subsidiaries which entered into a security agreement with the Lenders and to payment terms negotiated with customers in arm’s length transactions;

(c) receive financial loans or similar extensions of credit from a bank, another financial institution or other similar third party exceeding (together with the amounts set forth in clause (d) below), other than short term loans, or similar extensions of credit, of up to thirty (30) days received in the ordinary course of business which do not exceed an aggregate amount of $200,000;

(d) provide any guarantee or otherwise incur any contingent liability in connection with any financial loan or similar extension of credit from a bank or another financial institution or other similar third party, other than in the ordinary course of business and in an aggregate amount which may not exceed in the aggregate (together with the amounts set forth in clause (c) above) an amount of $200,000. For the avoidance of doubt, nothing herein shall prevent the Company from granting in the ordinary course of business a performance bond, performance guarantee or any other similar guarantees in connection with performance of the Company's obligations and/or the obligations of a subsidiary which entered into a security agreement with the Lenders, pursuant to a contract to which it and/or such subsidiary is a party;

For the purpose of clarity, the restrictions contained in clauses (c) and (d) of this Section 7.3 shall not apply to any commercial debts (e.g., payments due to suppliers or guarantees in respect thereof) incurred by the Company in the ordinary course of its business;

(e) repay any loans (including, without limitation, shareholders’ loans), debts or other financial obligations, excluding, however (i) normal operating expenses of the Company which are incurred in the ordinary course of business, and (ii) repayment of loans or debts the assumption of which is not forbidden pursuant to this Agreement;

(f) sell, transfer, assign, pledge, or grant a Security Interest over any of the material assets of the Company (except for sales or transfers of assets of the Company in the Company's ordinary course of business), all except as expressly permitted herein;

(g) make any Distribution (as such term in Hebrew ("חלוקה") is defined in the Companies Law, 5759-1999); and

(h) enter into, or be a party to, any transaction, arrangement or agreement with any Affiliate (as defined below) other than (i) investments in the Company or grant of options pursuant to the Company’s employee stock option plan then in effect, (ii) transactions involving insignificant amounts (provided that such transactions are limited in number), (iii) the transactions currently in place or extensions thereof, which are listed in Exhibit K, or (iv) arm's length transactions in the ordinary course of business. For the avoidance of doubt, material amendments of the terms of the transactions listed in said Exhibit K shall also require Plenus Management’s prior written consent. For purposes of this Agreement, the term “Affiliate” shall mean, any individual or any type of entity, whether incorporated or not, which, directly or indirectly through one or more intermediaries, controls or is under common control with the Company.

The above covenants shall also apply to each and every subsidiary of the Company, including subsidiaries formed following the Closing Date. This Section shall not apply to any transaction conducted solely between the Company and Radcom Equipment, Inc. or such other subsidiaries (subject to such other subsidiaries executing security agreements similar to the Subsidiary Security Agreement) in the ordinary course of business.

7.4. Financial Covenants. The Company shall comply with the financial covenants set forth in Exhibit L.

7.5. Merger; Consolidation; Acquisition; Investments. For so long as any amounts payable to the Lenders pursuant to the provisions of the Transaction Documents have not been repaid in full, the Company will have such amounts repaid, if the Lenders so desire, (i) immediately upon the consolidation of the Company with, or a merger with or into, or a sale of Company securities (by the Company or by the Company’s shareholders) to any third party, pursuant to which the Company’s shareholders immediately prior to such transaction will own less than 51% of the surviving entity immediately following such transaction, (ii) an acquisition or other transfer of all or substantially all of the Company’s assets, other than to an entity in which at least 51% of the outstanding share capital is beneficially owned by the Company and/or its shareholders (clauses (i) and (ii) above shall each be referred to herein as an “M&A Transaction”), or (iii) the consummation of any secondary public offering of the Company's securities with net proceeds to the Company in excess of $5,000,000 (which, for the avoidance of doubt, will not include the PIPE transaction approved by the Company’s shareholders on January 30, 2008.

8. Miscellaneous.

8.1 Further Action. At any time and from time to time, each of the parties agrees, without further consideration, to take such actions and to execute and deliver such documents as, in the other party's opinion, may be reasonably necessary to carry out and give full effect to the provisions of the Transaction Documents and the intentions of the parties as reflected hereby and thereby. Without derogating from the generality of the foregoing, the Company shall use its best commercial efforts to maintain in full force and effect all authorizations, approvals, licenses and consents required by or under applicable laws and regulations in order to enter into the Transaction Documents and perform all of its obligations under the Transaction Documents.

8.2 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Israel, without regard to the conflict of laws provisions thereof. The parties hereby irrevocably submit to the exclusive jurisdiction of the competent courts sitting in Tel Aviv, Israel.

8.3 Joint and Several. The rights and obligations of the entities comprising the Lenders hereunder are joint and several.

8.4 Successors and Assigns. Except as otherwise expressly limited herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto.

8.5 Non-assignability. None of the rights or obligations set forth in, arising under, or created by, this Agreement may be assigned or transferred by the Company or a Lender without the prior consent in writing of the other party, which consent shall not be unreasonably withheld. Anything in this Section 8.5 to the contrary notwithstanding, each Lender shall have the right to assign or transfer its rights and obligations under this Agreement, as long as such assignment or transfer is not to a competitor of the Company, to any of the following (each a “Permitted Transferee”): (i) any other entity which controls, is controlled by, or is under common control with, such Lender, (ii) to any the other Lender, (iii) if the Lender is a trustee or is appointed to act on behalf of others - to its beneficiaries, or (iv) if the Lender is a general or limited partnership - to its partners and to affiliated partnerships managed by the same management company or managing general partner or to an entity which controls, is controlled by, or is under common control with, such management company or managing general partner. The limited right of a Lender to assign and transfer pursuant to this Section 8.5 shall also apply, mutatis mutandis, to each Permitted Transferee.

8.6 Entire Agreement. The Transaction Documents and their exhibits and schedules constitute the full and entire understanding and agreement among the parties with regard to the subject matters thereof and supersede and terminate all prior discussions, commitments, understandings or agreements heretofore. The preamble, exhibits and schedules to the Transaction Documents constitute integral parts thereof.

8.7 Transaction Expenses. The Company will participate in the payment of the legal fees and other expenses incurred by the Lenders in connection with the transactions contemplated by the Transaction Documents by paying, on or before the Closing Date, a one-time transaction fee of $25,000, plus applicable VAT. The Company shall also be responsible for all taxes and other compulsory payments to which the Lenders are, or shall be, subject under the Transaction Documents (other than taxes on the income of the Lenders imposed in any applicable jurisdiction). For the avoidance of doubt, Plenus Management and the Lenders declare that they are not aware of the existence of such taxes on the date hereof.

8.8 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of the Company and Plenus Management. No delay or omission to exercise any right, power or remedy accruing to any party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, either under this Agreement or by law or otherwise afforded to any of the parties, shall be cumulative and not alternative, except as specifically set forth in this Agreement.

8.9 Notices. All notices and other communications required or permitted hereunder to be given to a party to this Agreement shall be in writing and shall be faxed (with electronic and telephone confirmation of receipt) emailed or mailed by registered or certified mail (return receipt required), postage prepaid, or by electronic mail (with electronic and telephone confirmation of receipt), or delivered by hand or by messenger, if to the Company - to the Company's address set forth above, to the attention of the Company’s Chief Financial Officer, and if to a Lender - to the Lenders' addresses set forth in Schedule I, to the attention of Mr. Shlomo Karako, or to such other address or to attention of such other person with respect to a party as such party shall notify the other party in writing as above provided. Any notice sent in accordance with this Section 8.9 shall be effective (i) if mailed, three (3) Business Days after mailing, (ii) if sent by messenger, upon delivery, and (iii) if sent via fax or electronic mail, upon transmission and electronic confirmation of receipt or (if transmitted and received on a non-Business Day) on the first Business Day following transmission and electronic confirmation of receipt.

8.10 Currency; Manner of Payment. The term "dollars" or the symbol "$" appearing in this Agreement shall mean the legal currency of the United States of America, and all payments hereunder shall be made in such currency, unless otherwise agreed in writing by Plenus Management and the Company.

Payments due to the Lenders shall be made to their respective bank accounts set forth above or as shall otherwise be designated by the Lenders from time to time by written notice. The Company shall make such payments to such bank account by initiating such payments on a banking day, before 12.00 a.m., Israel time, by bank wire transfer of immediately available funds.

8.11 Survival. All covenants made in this Agreement shall remain in full force and effect for as long as this Agreement is still in effect pursuant to its terms. Section 5.2 above (Confidentiality) shall survive the termination of this Agreement. The Warrant, or the Warrant Shares if issued, shall not be returned to the Company even if this Agreement is terminated early for whatever reason.

8.12 Partial Invalidity. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

8.13. Limitations on Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any person, other than the Company, the Lenders and Plenus Management, any rights or remedies under this Agreement.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF the parties have signed this Loan Agreement in one or more counterparts as of the date first appearing above set forth.

RADCOM LTD.

By:
Its:

PLENUS II, LIMITED PARTNERSHIP
By:	PLENUS MANAGEMENT (2004) LTD.
Its.	Management Company

By:
Its:

PLENUS II (D.C.M.), LIMITED PARTNERSHIP
By:	PLENUS MANAGEMENT (2004) LTD.
Its.	Management Company

By:
Its:

PLENUS III, LIMITED PARTNERSHIP
By:	PLENUS MANAGEMENT III 2007 LTD.
Its.	Management Company

By:
Its:

PLENUS III (D.C.M.), LIMITED PARTNERSHIP
By:	PLENUS MANAGEMENT III 2007 LTD.
Its.	Management Company

By:
Its:

PLENUS III (2), LIMITED PARTNERSHIP.
By:	PLENUS MANAGEMENT III 2007 LTD.
Its.	General Partner
By:	Management Company
Its:

PLENUS III (C.I.), L.P.
By:	PLENUS MANAGEMENT III 2007 LTD.
Its:	Management Company

By:
Its:

Exhibit L
Financial Covenants

Subject to the provisions of the last (bolded) paragraph of this financial covenants exhibit, below are the following two financial covenants applicable to the Company, which are cumulative (i.e., the Company shall be required to comply with both (i) the Revenues/Bookings financial covenant and the Operating Loss financial covenant).

1. Revenues/Bookings Financial Covenant

For purposes of this financial covenant, the term "Revenues" means the Company's consolidated revenues for the applicable quarter, as reflected in the Company’s financial statements published in accordance with applicable laws and regulations, and (ii) the term "Bookings" means all binding and legally enforceable agreements and purchase orders that were received by the Company and/or any of its Subsidiaries in the applicable quarter (as confirmed in writing by the Company's Chief Financial Officer and Chief Executive Officer by no later than 45 days following the end of such quarter).

Revenuers/Bookings Test

The Company's consolidated Revenues or Bookings for each of the following quarters should not be less than the corresponding amount:

Q2-08 - $2.5 million
Q3-08 - $2.5 million
Q4-08 - $2.5 million
Q1-09 - $3.0 million
Q2-09 - $3.0 million
Q3-09 - $3.0 million
Q4-09 - $3.0 million

It being clarified that:

(i)	the Company shall be deemed to have complied with this financial covenant if it meets either the Revenues test or the Bookings test;

(ii)
with respect to the Revenues and the Booking tests – should the Revenues or Booking in any given quarter be lower than the corresponding amount set forth above, the determination as to whether the Company has met the Revenues or Booking test for such quarter shall be postponed to the immediately following quarter and if the combined Revenues or Booking in such quarter and the immediately preceding quarter shall be at least equal to the aggregated minimum Revenues or Booking for such quarters as set forth above, the Company shall be deemed to have met the Revenues or Booking test for the applicable quarter. For example, should the Company fail to meet the Q2-08 Revenues test, it will need to have not less than $5 million worth of Revenues by the end of Q3-08 (the combined Revenues for Q2-08 and Q3-08) or else it shall be deemed to have failed to meet the Revenues test; and

(iii)
notwithstanding the foregoing, even if the Company fails to comply with the Revenues test and the Bookings test during any of the first 3 quarters of 2009 but the accumulated Revenues of the Company for such quarter and the 3 quarters immediately preceding such quarter are equal to or higher than US$18 million, the Company shall be deemed to have met this Revenues test for such quarter. The foregoing shall apply also to Q4-09, provided that the accumulated Revenues must be US$20 million or higher. For example, should the Company fail to meet the Q1-09 Revenues test, but the accumulated Revenues of the Company for Q2-08, Q3-08, Q4-8 and Q1-09 shall be equal to or exceed US$18 million, then the Company shall be deemed to have complied with the Revenues test for such quarter.

2. Operating Loss Financial Covenant

The Company's Operating Loss (as reflected in the Company’s financial statements published in accordance with applicable laws and regulations) for each of the quarters commencing on Q2-08 and ending on Q4-09 (inclusive) shall not exceed US$1 million.

Notwithstanding the foregoing, the Company shall not be deemed to be in breach of this Operating Loss financial covenant even if during any of the aforesaid quarters the Company's Operating Loss exceeds US$1 million, if the cumulative Operating Loss of such quarter and the immediately preceding and immediately ensuing financial quarter are less than US$3 million. For example, even if the Operating Loss of the Company for Q4-08 exceeded US$1 million, the determination as to whether the Company has met the Operating Loss financial covenant shall be postponed until the end of Q1-09 and if the combined Operating Loss of the Company for Q1-09 together with the Operating Loss for Q3-08 and Q4-08 shall be equal to or lower than US$3 million, the Company shall be deemed to have met the Operating Loss financial covenant during such quarter.

Notwithstanding anything to the contrary contained in this exhibit, if and for so long as the Company's available cash deposited in its bank account(s), as confirmed in writing by a bank statement issued by the applicable bank(s), shall be equal to or exceed an amount which is twice the outstanding amounts due the Lenders pursuant to the Agreement at such time, the Company shall not be required to meet any of the foregoing financial covenants.